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                              AGREEMENT AND RELEASE

This AGREEMENT AND RELEASE, dated October 19th, 2004, is entered into by and between CENTRAL BANCORP, INC. (the "Company"), CENTRAL CO-OPERATIVE BANK (the "Bank") (referred to collectively herein as "Central"), and MICHAEL K. DEVLIN.

WHEREAS, you have been an employee of Central; and

WHEREAS, your employment relationship with Central will terminate as set forth below.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. LAST DAY OF EMPLOYMENT. You have voluntarily resigned from employment with Central, and your last day of employment with Central was October 18th, 2004.

2. PAYMENTS AND BENEFITS. Provided you sign and comply with your obligations as stated in this Agreement and Release, and do not subsequently revoke the release of claims contained in Paragraph 5 hereof within seven (7) days following the date you sign this Agreement and Release, Central will provide certain severance payments and benefits to you as set forth in Section B of the attached Appendix A to this Agreement, commencing on October 27th, 2004 (the "Effective Date") and continuing thereafter as set forth in Appendix A. Except as otherwise set forth in this Agreement and Release and the attached Appendix A, from and after the Effective Date, you will not be entitled to receive any further compensation or benefits from Central.

3. SEVERANCE AGREEMENT. You acknowledge and agree that the severance agreement between you and Central, dated as of February 25, 2002, is terminated as of your last day of employment and Central will have no further obligation to you under said severance agreement as of such date.

4. RETURN OF PROPERTY. On or before your last day of employment, you agree to return to Central all of its property, including, without limitation, all proprietary information utilized during the course of your employment.

5.   RELEASE OF CLAIMS.

     (a) In consideration of the payments and benefits provided in paragraph 2 and Appendix A, you hereby agree, for yourself, your heirs, executors, administrators, successors and assigns (hereinafter referred to as the "Releasors") that you fully release and discharge Central and its affiliates, officers, directors, employees, agents, successors and assigns (all such persons and entities hereinafter referred to as the "Releasees") from all claims, demands, lawsuits, causes of action or



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     liabilities that you or the Releasors may presently have or may have in the future, whether known or unknown, arising out of your employment with, or separation from, Central (except for any claims arising from a breach of this Agreement and Release) ("Claims"). You further agree that the Claims you are releasing include, without limitation, claims arising under the Age Discrimination in Employment Act and Executive Order 11141, which prohibit age discrimination in employment, and any federal, state, or local statute, regulation, common law, or other law involving discrimination of any type. This Agreement and Release does not affect your vested rights, if any, under any retirement plans sponsored by Central in which you participate, which survive unaffected by this Agreement and Release.

     (b) You further agree that you will never institute a claim of any kind against the Releasees, or those associated with the Releasees, including claims filed with the U.S. Equal Employment Opportunity Commission or any comparable state or local agency, as well as any state or federal court, including, but not limited to, claims related in any way to your employment or termination of employment with Central. If you violate this Agreement and Release by suing the Releasees or those associated with the Releasees, you agree that you will pay all costs and expenses of defending the suit incurred by the Releasees or their associates, including reasonable attorneys' fees.

     (c) You further agree to cooperate with Central in the resolution of any legal matters arising after the date of this Agreement and Release.

6.   CONSIDERATION OF AGREEMENT AND RELEASE PRIOR TO SIGNATURE.

     (a) In connection with your release of claims pursuant to paragraph 5, you acknowledge and agree that you have carefully read this paragraph and fully understand all of its provisions, including that you have agreed to release and forever discharge the Releasees from any legal action arising out of your employment or termination of employment with Central. You further acknowledge and agree that you have been advised to consult with an attorney prior to releasing such claims and that you did so, if at all, to the extent you deemed appropriate.

     (b) Before signing this Agreement and Release, you were not provided with the opportunity to consider this Agreement and Release for twenty-one (21) calendar days before your termination date and you have voluntarily waived this twenty-one (21) day consideration period. You agree and acknowledge that: (1) you have fully considered this Agreement and Release before signing it; (2) you have carefully read and fully understand all of its provisions; and (3) you are entering into this Agreement and Release voluntarily.

     (c) Central has made no representations, promises or agreements of any kind to you in connection with your decision to release claims pursuant to this


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     Agreement  and Release,  except for those set forth in this  Agreement  and
     Release and the attached Appendix A.

7. REVOCATION PERIOD FOR RELEASE OF CLAIMS. The release of claims contained in paragraph 5 hereof is not effective or enforceable for seven (7) days following the date you sign this Agreement and Release and you may revoke such release of claims during that time. To do so, you must return a written notice of revocation by facsimile, hand delivery or overnight mail to John D. Doherty, Chairman, President and Chief Executive Officer, Central Bancorp, Inc., 399 Highland Avenue, Somerville, Massachusetts 02144. This must be done prior to the end of the seventh (7th) day after you sign this Agreement and Release. If Mr. Doherty does not receive a written revocation by the end of this seven (7) day period, this Agreement and Release will become fully enforceable at that time. Any revocation of the release of claims contained in paragraph 5 will not affect your resignation and termination of employment pursuant to paragraph 1 of this Agreement and Release.

8. WITHHOLDING. Any and all payments listed in this Agreement and Release and in the attached Appendix A shall be subject to such federal, state and local tax withholding as properly applies, and to such deductions for withholding as may be required under applicable tax laws.

9.   NON-DISPARAGEMENT.

     (a) You hereby agree that you will not make, publish, distribute or permit to be made, published or distributed, any remarks or statements, whether oral, written or in electronic form, that disparage Central or any current or former officer, director or employee thereof, except as may be required by law. Nothing herein shall preclude your compliance with a subpoena or other lawful process.

     (b) Central (for itself and on behalf of its officers and directors) covenants that it shall not make, publish, distribute or permit to be made, published or distributed, any remarks or statements, whether oral, written or in electronic form, that disparage you, except as may be required by law. Nothing herein shall preclude Central from complying with a subpoena or other lawful process.

10.  PRESS RELEASE.

     You hereby agree that Central may issue the press release attached hereto announcing your resignation.

11. CONFIDENTIALITY. During the course of your employment, you may have received, developed or learned of confidential and proprietary information regarding Central



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and its  operations.  You agree  that,  without  the prior  written  consent  of
Central, you will not at any time following your termination of employment, disclose to any person, firm, corporation or other entity, any proprietary or confidential information regarding Central or its operations, or in any manner use such proprietary or confidential information, unless such information has been otherwise made known to the public.

12. CONSEQUENCE OF BREACH. If you breach any of the provisions of this Agreement and Release, you will forfeit the right to receive any amounts remaining unpaid under this Agreement and Release and, further, Central will be entitled to such legal remedies as may be available as a result of your breach. If Central breaches any of the provisions of this Agreement and Release, you will be entitled to such legal remedies as may be available as a result of its breach.

13. GOVERNING LAW/ARBITRATION. This Agreement and Release shall be governed in all respects by the laws of the Commonwealth of Massachusetts. The parties agree, however, that any controversy or claim arising out of or relating to this Agreement and Release, or the breach thereof, shall be settled by means of arbitration administered by the American Arbitration Association under its rules with respect to employment disputes, and further, that arbitration in this manner shall be the exclusive remedy for any dispute arising under this Agreement and Release.

14. ENTIRE AGREEMENT; MODIFICATION. This Agreement and Release and the attached Appendix A constitute the entire agreement between the parties pertaining to the subject matter of this Agreement and Release. This Agreement and Release may not be modified or cancelled in any manner except by means of a written document signed by the parties. The paragraph headings used in this Agreement and Release are included solely for purposes of convenience and not for purposes of interpreting this Agreement and Release.

15. ENFORCEABILITY. If any provision of this Agreement and Release is found unenforceable, all other provisions will remain fully enforceable and continue in effect. Moreover, if any one or more of the provisions contained in this Agreement and Release is held to be excessively broad as to duration, scope, activity or subject, the parties agree that such provision(s) will be limited or reduced so as to be enforceable to the full extent permissible by law.

THIS AGREEMENT AND RELEASE INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS. PLEASE READ THIS AGREEMENT AND RELEASE CAREFULLY AND CONSIDER ALL OF ITS PROVISIONS BEFORE YOU SIGN IT.


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IN WITNESS WHEREOF,  the parties have executed this Agreement and Release on the
19th day of October, 2004.


ATTEST:                             CENTRAL CO-OPERATIVE BANK



/s/ Rhoda K. Astone                 /s/ John D. Doherty
------------------------            ------------------------------------
                                    By:    John D. Doherty
                                    Title: President and CEO


ATTEST:                             CENTRAL BANCORP, INC.



/s/ Rhoda K. Astone                 /s/ John D. Doherty
------------------------            ------------------------------------
                                    By:    John D. Doherty
                                    Title: Chairman, President and CEO


WITNESS:


/s/ Paul S. Feeley                  /s/ Michael K. Devlin
------------------------            ------------------------------------
                                    Michael K. Devlin





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                                   APPENDIX A
                                   ----------

This Appendix A to the Agreement and Release sets forth the understandings of Central and Michael K. Devlin (the "Executive") regarding the payments and benefits due in connection with his termination of employment:

A.   PAYMENTS UPON RESIGNATION

Regardless of whether or not he revokes the release of claims pursuant to paragraph 7 of the Agreement and Release, Executive shall be paid the following in connection with his resignation effective October 18th, 2004:

     1. Executive will receive his base salary through his termination date of October 18th, 2004, on the next regularly scheduled pay date (October 22nd, 2004).

     2. Executive will receive an additional cash payment of $6,099.44 representing two weeks of accrued and unused vacation leave on the next regularly scheduled pay date (October 22nd, 2004).

B.   PAYMENTS UPON EXPIRATION OF REVOCATION PERIOD

Provided Executive does not revoke the release of claims pursuant to paragraph 7 of the Agreement and Release within the applicable seven day period, Executive shall become entitled to receive the following payments, effective as of October 27th, 2004:

     1. Executive will receive three months of base salary, or a total severance payment of $39,646.38 (exclusive of applicable withholding taxes), payable as follows:

                    $3,049.72                        October 29, 2004
                    $3,049.72                        November 5, 2004
                    $3,049.72                        November 12, 2004
                    $3,049.72                        November 19, 2004
                    $3,049.72                        November 26, 2004
                    $3,049.72                        December 3, 2004
                    $3,049.72                        December 10, 2004
                    $3,049.72                        December 17, 2004
                    $3,049.72                        December 24, 2004
                    $3,049.72                        December 31, 2004
                    $3,049.72                        January 7, 2005
                    $3,049.72                        January 14, 2005
                    $3,049.72                        January 21, 2005

     Total:        $39,646.36



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     2.    Executive's  will  receive  an  additional  cash payment equal to the value of three months of the life insurance premiums that would have otherwise been paid by Central had Executive not terminated employment.

C.   ADDITIONAL PROVISIONS

     1. Executive shall not be entitled to receive an annual bonus pursuant to any bonus or incentive plans sponsored by Central.

     2. The payments and benefits listed in Section B shall become payable only if Executive signs the Agreement and Release and does not revoke the release of claims contained therein within seven (7) days after signing it.

     3. All payments and benefits listed above shall be reduced by any applicable federal, state, and/or local income or payroll tax withholdings.

     4. Any other vested and accrued benefits to which Executive is entitled upon termination of employment under any other employee benefit plan sponsored by Central (i.e., pension plan, 401(k) plan, employee stock ownership plan) will be paid or distributed as provided for under the terms of those plans.

     5. The treatment of any stock options or other stock-based compensation following Executive's termination of employment shall be governed by the terms of the plans under which such awards were granted and any award agreements or similar notices issued by Central in connection with such awards.